                              A-FEM MEDICAL CORPORATION             Exhibit 11.1
                         CALCULATIONS OF NET INCOME PER SHARE



                                                For the three months ended    For the six months ended
                                                          June 30                       June 30
                                               ----------------------------  -----------------------------
                                                    1997           1996           1997            1996
                                               -------------  -------------  -------------   -------------
Actual weighted average shares outstanding       12,473,982      8,956,484     12,133,708      8,952,363
for the period

Dilutive common stock, options and warrants       1,317,444         - (1)       1,315,585          -(1)
using the treasury stock method
                                               -------------  -------------  -------------   -------------
Total shares used in per share calculations      12,473,982      8,956,484     12,133,708      8,952,363
                                               -------------  -------------  -------------   -------------
Net income (loss)                                $1,046,432    ($1,069,593)      $411,033    ($2,082,644)
                                               -------------  -------------  -------------   -------------

Net income (loss) per share                           $0.08         ($0.12)         $0.03         ($0.23)
                                               -------------  -------------  -------------   -------------
                                               -------------  -------------  -------------   -------------


(1) Warrants and options outstanding are not included as the effect would be anti-dilutive.


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